UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2008

The Shaw Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana		70809
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	225-932-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Explanatory Note

As previously reported in a Current Report on Form 8-K filed on January 18, 2008, The Shaw Group Inc., a Louisiana corporation (the "Company") entered into Amendment No. 5 to the Credit Agreement (as defined below), which amendment, among other things, authorized the Company to seek additional commitments to increase overall commitments under the Credit Agreement, without further amendment thereto. Since the filing of this Current Report on Form 8-K, the Company received an additional commitment of $50 million, as described below.

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2008, the Company entered into Amendment No. 5 dated January 14, 2008 ("Amendment No. 5"), to that certain Credit Agreement dated April 25, 2005, among the Company, as borrower; BNP Paribas, as administrative agent; BNP Paribas Securities Corp., as joint lead arranger and sole bookrunner; Bank of Montreal, as joint lead arranger; Credit Suisse First Boston, acting through its Cayman Islands branch, as co-syndication agent; UBS Securities LLC, as co-syndication agent; Regions Bank as co-documentation agent, Merrill Lynch Pierce, Fenner & Smith, Incorporated, as co-documentation agent, the guarantors signatory thereto and the other lenders signatory thereto (as amended, the "Credit Agreement"). Amendment No. 5, among other things, (i) increased the Aggregate Facility LC Commitment and overall Aggregate Commitment by $150 million from $850 million to $1 billion; and (ii) authorized the Company to seek additional commitments that could increase the Aggregate Facility LC Commitment and overall Aggregate Commitment up to $1.25 billion without further amendment to the Amended Credit Agreement.

On January 30, 2008, the Company received an additional commitment of $50 million under the Credit Agreement, increasing the Aggregate Facility LC Commitment and overall Aggregate Commitment under the Credit Agreement to $1.05 billion. Under the terms of Amendment No. 5, this additional commitment did not require an amendment to the Credit Agreement.

Capitalized terms not defined herein have the meanings specified in the Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Shaw Group Inc.

February 15, 2008	By:	Clifton S. Rankin

Name: Clifton S. Rankin
Title: General Counsel and Corporate Secretary